Exhibit 10.27
Non-Competition, Non-Solicitation & Severance Benefit Agreement
This Non-Competition, Non-Solicitation & Severance Benefit Agreement (“Agreement”) is entered into this ___ day of _______________, 20__ between Choice Hotels International, Inc. (“Choice Hotels”), a Delaware corporation with principal offices at 915 Meeting Street, North Bethesda, Maryland 20852, and ______________________ (“Employee”).
Recitals
A.    Employee is a management-level employee of Choice Hotels and/or a subsidiary of Choice Hotels (collectively, “Choice”);
B.    Choice devotes significant time, resources and effort to the training and advancement of its management employees, and its management team constitutes a significant asset and important competitive edge;
C.    Choice has determined that it is in the best interest of the company and its shareholders to enter into an agreement with Employee whereby Employee agrees to certain non-competition, non-solicitation and confidentiality restrictions in consideration of, among other things, certain severance benefits.
NOW, THEREFORE, in consideration of the promises contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to the following terms:
1.Definitions. As used in this Agreement, the following terms shall have the ascribed meaning:
(a)“Board” means the Board of Directors of Choice.
(b)“Cause” means any one or more of the following, whether occurring before or after the date hereof: (i) Employee’s deliberate and continued refusal to carry out duties and instructions of the Board and CEO consistent with the position following written notice by Choice to Employee and a five business days cure period; (ii) Employee’s commission of an act materially detrimental to the financial condition, operations and/or goodwill of Choice; (iii) Employee’s gross negligence or willful misconduct in the performance of duties to Choice; (iv) Employee’s commission of any act of theft, fraud, dishonesty, breach of trust or breach of fiduciary duty involving Choice; (v) Employee’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude, fraud or embezzlement; (vi) any breach by Employee of the covenants contained in this Agreement, or (vii) the material violation by Employee of any Choice policy or any statutory or common law duty to Choice.
(c)“Change in Control” means the happening of the earliest of the following to occur:
(i)Any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (other than (i) Choice, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of Choice, (iii) any corporations owned, directly or indirectly, by the stockholders of Choice in substantially the same proportions as their ownership of stock, or (iv) any Existing Shareholder) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Choice representing 33% or more of the combined voting power of Choice’s then outstanding voting securities. An “Existing Stockholder” means:
(A)(i) all the lineal descendants of Stewart Bainum, Sr., and his wife, and their spouses (so long as they remain spouses) and adopted children of such descendants; (ii) all trusts for the benefit of any persons described in clause (i) and trustees of such trusts; (iii) all legal representatives of any person or trust described in clauses (i) and (ii) in their respective capacities as such; and (iv) all partnerships, corporations, limited liability companies or other entities controlled by the persons described in clauses (i), (ii) or (iii) (such persons referred to in this clause (A) collectively, “Bainum Affiliates”); and
(B)any other stockholder of Choice which, together with such stockholder’s affiliates, owns more than 5% of the common stock of Choice Hotels International, Inc. as of the date of this

Agreement so long as the Bainum Affiliates continue to own more common stock of Choice Hotels International, Inc. than such stockholder.
(ii)Individuals constituting the Board on the date of this Agreement and the successors of such individuals (“Continuing Directors”) cease to constitute a majority of the Board. For this purpose, a director shall be a successor if and only if he or she was nominated by a Board (or a Nominating Committee thereof) on which individuals constituting the Board on the date of this Agreement and their successors (determined by prior application of this sentence) constituted a majority.
(iii)The stockholders of Choice approve a plan of merger or consolidation (“Combination”) with any other corporation or legal person, other than a Combination which would result in stockholders of Choice immediately prior to the Combination owning, immediately thereafter, more than sixty-five percent (65%) of the combined voting power of either the surviving entity or the entity owning directly or indirectly all of the common stock, or its equivalent, of the surviving entity; provided, however, that if stockholder approval is not required for such Combination, the Change in Control shall occur upon the consummation of such Combination.
(iv)The stockholders of Choice approve a plan of complete liquidation of Choice or an agreement for the sale or disposition by Choice of all or substantially all of Choice’s stock and/or assets, or accept a tender offer for substantially all of Choice’s stock (or any transaction having a similar effect); provided, however, that if stockholder approval is not required for such transaction, the Change in Control shall occur upon consummation of such transaction.
Notwithstanding the foregoing, in the case of any payment or benefit hereunder that constitutes deferred compensation under Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”), which is triggered based upon the occurrence of a Change in Control, a Change in Control shall not be deemed to have occurred unless such transaction constitutes a change in the ownership of Choice, a change in effective control of Choice, or a change in the ownership of a substantial portion of Choice’s assets, in each case under Section 409A.
(d)“Change in Control Termination” means and includes the termination of Employee’s employment with Choice at any time during the twelve (12) month period after a Change in Control if such termination is (i) by Choice for any reason other than Cause, (ii) by Employee for Good Reason.
(e)“Code” means the Internal Revenue Code of 1986, as amended.
(f)“Competing Business” means any business or enterprise that: (i) is engaged in the mid-market or economy hotel franchising business, (ii) competes in the same upscale, select service segment as Cambria Hotels and Suites or any successor or substantially similar Choice brand, or (iii) competes in any other line of business in which Choice is materially engaged at the time of the Termination Date.
(g)“Confidential Information” means any non-public information, in any format, relating to the business of Choice, including, but not limited to, present or prospective operating, marketing and development plans, training manuals, training policies and procedures, financial and technical information, passwords, source codes, personnel information, franchisee information, business systems, trade secrets, pricing and cost information, contact lists, strategic plans or strategies, operating data or Choice policies.
(h)“Delay Period” shall have the meaning set forth in Section 14.
(i)“Disability” means if Employee is unable to perform the essential functions of Employee’s position, after any legally required reasonable accommodation, for more than 180 days (whether or not consecutive) in any period of 365 consecutive days.
(j)“Good Reason” means a voluntary termination by Employee following a material, substantial adverse change in either Employee’s compensation or position and responsibilities, provided such termination occurs within forty-five (45) days of the change in compensation or position. Employee must provide Choice with at least thirty (30) days’ prior written notice of electing a Good Reason termination. Notwithstanding the foregoing, a change in reporting structure (for example, from reporting to the CEO to reporting to an EVP or SVP, etc.) does not, on its own (ipso facto), constitute a “material, substantial adverse change” in position and responsibilities.
(k)“Non-Renewal” shall have the meaning set forth in Section 2.

(l)“Release Agreement” means the release of claims attached as Exhibit A.
(m)“Severance Benefits” means the benefits specified in Section 7.
(n)“Severance Benefit Period” means the seventy (70) week period following the Termination Date.
(o)“Termination Date” means the date Employee’s employment with Choice ends.
(p)“Works” means any ideas, concepts, methods of operation, processes, programs or other materials (including training manuals, policies and procedures) that Employee conceived, created, developed or wrote while employed by Choice that relate in any manner to the business of Choice.
2.Term. The initial term of this Agreement shall be for a period of three (3) years commencing on ___________________ and will remain in effect until ____________. The term of this Agreement shall be automatically extended for an additional three year period on ____________ and each subsequent three year anniversary thereafter, unless and until Choice or the Employee provides written notice to the other party in accordance with Section 11 hereof not less than one hundred eighty (180) days before such date that such party is electing not to extend the term of this Agreement (“Non-Renewal”). Anything herein to the contrary notwithstanding, if on the date of a Change in Control, the remaining term of this Agreement is less than twelve (12) months, the term of the Agreement shall be automatically extended to the end of the twelve-month period following such Change in Control. References herein to the term of this Agreement shall include the initial term and any additional period for which this Agreement is extended.
3.Confidentiality. Employee acknowledges that Confidential Information and Works are valuable and unique assets belonging to Choice. During employment and after the Termination Date, Employee shall not, except as required by law or by Employee’s duties for Choice and for the benefit of Choice, directly or indirectly, or cause others to, make use of or disclose to others any Confidential Information or Works. Notwithstanding the foregoing, Confidential Information does not include information which was or becomes generally available to the public other than as a result of a disclosure by Employee. Works constitute works made for hire and in all circumstances shall be and remain the sole and exclusive property of Choice, whether or not protectable under any laws, including patent, trademark, copyright or trade secret laws.
4.Non-Solicitation. During employment and for the Severance Benefit Period, Employee agrees, except as required by Employee’s duties for Choice and for the benefit of Choice or with the prior written consent of Choice, not to solicit or attempt to solicit, directly or indirectly, on Employee’s behalf or on behalf of any other person or entity, any person or entity who then is or who was as of the Termination Date, an employee, business partner or franchisee of Choice, or was actively solicited to have such a relationship with Choice within six (6) months prior to the Termination Date, to cease, curtail or refrain from entering into such a relationship with Choice. Nothing in the foregoing shall be construed as preventing Employee from otherwise lawfully soliciting business from any then current or prospective business partner or franchisee that is for a line of business other than any Competing Business.
5.Non-Competition.
(a)During employment and for the Severance Benefit Period, regardless of whether such termination is voluntary or involuntary and regardless of the reason for the termination, Employee shall not directly or indirectly in any capacity: (a) engage in any Competitive Activity (as defined below) for a Competitor (as defined below) within the Prohibited Territory (as defined below); or (b) assist anyone else in engaging in Competitive Activity within the Prohibited Territory. The provisions of this Section 5 shall not preclude Employee, during the Severance Benefit Period, from being employed by a Competitor so long as such employment is not engaged in Competitive Activities.
(b)Employee acknowledges and agrees that the scope, duration and terms of the restrictions set forth in Section 5(a) of this Agreement are reasonable and necessary to protect Choice’s legitimate business interests, including by not limited to, Confidential Information, trade secrets and business know-how and relationships of Choice.
(c)“Competitor” means the following U.S. based companies including their respective corporate affiliates and subsidiaries operating in the U.S.:
ESH Strategies Branding LLC aka Extended Stay America
Hilton Worldwide Holdings Inc.

Hyatt Hotels Corporation
InterContinental Hotels Group PLC aka IHG Hotels & Resorts
Marriott International, Inc.
Wyndham Hotel Group, LLC aka Wyndham Hotels & Resorts
(d)“Competitive Activity” means competing against Choice by doing any of the following directly or indirectly in a Prohibited Territory for a Competitor: (a) performing the same or similar work as Employee performed on behalf of Choice at any time during Employee’s last twelve (12) months of employment with Choice (the “Similar Work”); (b) performing or overseeing Similar Work in any executive or upper management capacity or performing work which involves the management or oversight of others who perform Similar Work; and/or (c) performing work in any capacity that would be reasonably likely to risk the disclosure and/or use of Confidential Information. Notwithstanding the foregoing, owning the stock or options to acquire stock totaling less than five percent (5%) of the outstanding shares in a public company shall not constitute, by itself, Competitive Activity.
(e)“Prohibited Territory” means the United States.
6.Cooperation. Employee agrees to be reasonably available and to cooperate with Choice in: (i) any internal investigation; (ii) any investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against Choice by a third party or by or on behalf of Choice against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator; and/or (iii) any other administrative, regulatory, or judicial inquiry, investigation, proceeding or arbitration. Employee understands and agrees that reasonable cooperation includes, but is not limited to, being available to Choice upon reasonable notice for interviews and factual investigations; appearing at Choice’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to Choice pertinent information; and turning over all relevant documents which are in or may come into Employee’s possession. The term “cooperation” does not mean that Employee must provide information that is favorable to Choice; it means only that Employee will provide truthful information within Employee’s knowledge and possession upon request of Choice. Employee further agrees that, to the extent permitted by law, Employee will notify Choice promptly in the event that Employee is served with a subpoena (other than a subpoena issued by a government agency), or in the event that Employee is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against Choice.
7.Severance Benefits. If Employee terminates with Good Reason or is terminated by Choice for any reason other than Cause, Change in Control Termination, Disability or death and Employee executes the Release Agreement within twenty-one (21) days of the Termination Date (or forty-five (45) days if such longer review period is required by the ADEA) and has not revoked the Release Agreement as permitted therein, Choice shall provide to Employee, in consideration of Employee’s promises and covenants contained in this Agreement and the Release Agreement, a Severance Benefit equal to:
(a)A lump sum payment in an amount equal to the base salary that Employee would have received over the Severance Benefit Period based on Employee’s base salary rate in effect as of the Termination Date (not taking into account any reduction in base salary that constitutes Good Reason);
(b)If the Termination Date occurs after June 30 in a given year, then Employee shall be eligible for full payout of the bonus for that fiscal year based on the actual attainment level for the company objectives and at a deemed 100% achievement of the individual Management Bonus Objectives. The bonus will be paid out, if at all, at such time as the other corporate officers receive their bonus.
(c)Stock option, stock awards, and performance-based stock unit awards granted under Choice’s Long-Term Incentive Plan on or after the date of this Agreement shall continue to vest pursuant to their applicable terms during the Severance Benefit Period and vested stock options shall be exercisable during the Severance Benefit Period. At the end of the Severance Benefit Period, vesting shall cease and Employee shall have 90 days thereafter to exercise all stock options that are vested at the end of the Severance Benefit Period.
(d)During the Severance Benefit Period, Choice will provide Employee at its expense with its standard outplacement services for executive level employees. Upon obtaining other employment, Employee will be ineligible to continue receiving these outplacement services at Choice’s expense.
(e)A lump sum payment in an amount equal to Choice’s portion of the projected contributions to continue medical, dental and vision coverage under Choice’s group medical, dental and vision programs (which coverage Employee was receiving as of the Termination Date) for the Severance Benefit Period plus an amount equal to the tax gross-up amount on such Choice contributions determined based on the supplemental Federal tax rate plus Social Security, state and local taxes, as applicable. Employee may use such aggregate amount for any purpose Employee chooses including, without limitation, payment to Choice to secure continued health insurance coverage known as COBRA subject to the COBRA requirements.
The Release Agreement must be irrevocably effective within sixty (60) days following the Termination Date. Subject to the six-month delay referenced in Section 14, the payments shall begin or be made on the sixtieth day following the Termination Date.
8.Re-employment. After the Termination Date, Employee shall not be required to mitigate damages as a condition to receiving Severance Benefits, but nevertheless shall be entitled to pursue other employment as permitted by this Agreement. If Employee chooses to pursue and accept other employment or consulting during the Severance Benefit Period, Choice shall be entitled to receive as an offset, and thereby reduce its payment under Sections 7(a) and (b), the amounts received by Employee from any other active employment. Employee agrees to notify Choice within seven (7) business days of accepting such employment by sending such notice to Choice Hotels International, 915 Meeting Street, North Bethesda, Maryland 20852, Attention: Chief Human Resources Officer. As a condition to Employee receiving the Severance Benefits from Choice, Employee agrees to permit verification of Employee’s employment records and Federal income tax returns by an independent attorney or accountant, selected by Choice but reasonably acceptable to Employee, who agrees to preserve the confidentiality of the information disclosed by Employee except to the extent required to permit Choice to verify the amounts received by Employee from other active employment. Choice shall receive credit for unemployment insurance benefits, social security insurance or like amounts actually received by Employee.
9.Change in Control.
(a)If, within twelve (12) months after a Change in Control, there occurs a Change in Control Termination, Employee shall receive as severance compensation a lump sum payment in an amount equal to 200% of Employee’s base salary at the rate in effect as of the Termination Date, plus 200% of the amount of Employee’s eligible full year bonus for that fiscal year based on a 100% attainment level for the company objectives and a 100% attainment level for the individual Management Bonus Objectives. Additionally, all unvested restricted stock, performance vested restricted stock units and stock option awards granted after the date of this Agreement and then held by Employee shall automatically become fully vested as of the date of the Change of Control Termination.
(b)Employee’s right to receive the benefits described in Section 9(a) shall be conditioned upon Employee executing the Release Agreement. The Release Agreement must be irrevocably effective within sixty (60) days following the Termination Date. Subject to the six-month delay referenced in Section 14, the payments shall begin or be made on the sixtieth day following the Termination Date.
10.Acknowledgments. Employee and Choice acknowledge and agree as follows:
(a)The restrictions contained in Sections 3, 4 and 5 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of Choice, that Choice would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by Choice should the Employee breach any of those provisions. Employee represents and acknowledges that (i) the Employee has been advised by Choice to consult Employee’s own legal counsel at Employee’s expense prior to executing this Agreement, and (ii) that the Employee has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Employee’s counsel.
(b)A breach of any of the restrictions in this Agreement cannot be adequately compensated by monetary damages and Choice shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as any other appropriate equitable relief, which rights shall be cumulative and in addition to any other rights or remedies to which Choice may be entitled.
(c)In the event that any of the provisions of this Agreement should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law. The invalidity of any provision of this Agreement shall not affect the validity of the remaining provisions of this Agreement.
(d)This Agreement supersedes and extinguishes any rights Employee may have under Choice’s standard Severance Benefit Plan.

(e)This Agreement shall not be construed as giving the Employee the right to be retained in the service of Choice for any definite period or otherwise to change Employee’s status as an at-will employee.
(f)All amounts payable hereunder shall be subject to all applicable tax withholding.
(g)Employee agrees that Employee is not entitled to any unemployment benefits, and, to the extent permitted by law, that Employee does not intend to seek any unemployment benefits, during the Severance Benefit Period. Choice will not contest Employee’s claim for unemployment benefits after the Severance Benefit Period.
11.Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Choice:
Choice Hotels International, Inc.
915 Meeting Street
North Bethesda, Maryland 20852
Attn.: General Counsel

If to the Employee:
        at the last residential address known by Choice.
or to such other address as either party may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
12.Arbitration.
(a)In the event of any dispute or claim relating to or arising out, directly or indirectly, of Employee’s employment relationship with Choice, this Agreement, or the termination of employment with Choice for any reason (including, but not limited to, any claims of breach of contract, tort, wrongful termination, violation of any law, or unlawful discrimination, harassment or retaliation), Employee and Choice agree that all such disputes shall be fully resolved by private, binding arbitration conducted by the American Arbitration Association (“AAA”) before a single arbitrator in Montgomery County, Maryland under the AAA’s Employment Arbitration Rules then in effect, which rules are available online at the AAA's website at www.adr.org or by requesting a copy from Choice’s Human Resources Department. The arbitrator shall be a currently licensed attorney with at least ten (10) years’ experience in employment law in the United States. This arbitration provision shall apply to any and all claims asserted by Employee against Choice or any of its affiliates, and each of their respective employees, officers, agents, attorneys, owners, directors, or affiliates, and any and all claims against Employee by those entities.
(b)The arbitrator shall permit the parties to conduct reasonable discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. This arbitration agreement shall provide the exclusive remedy of the parties to seek redress of claims, and each party knowingly and voluntarily waives the right to a trial before a judge or jury, and any right he, she, or it might have to seek redress in any other forum, except for the right to file a charge with applicable administrative agencies (including, but not limited to the National Labor Relations Board, Equal Employment Opportunity Commission, the Maryland Workers’ Compensation Commission or Division of Unemployment Insurance ). If Employee still has the right to and chooses to pursue such administrative claim after exhausting all administrative remedies, such claim would be subject to arbitration under this arbitration agreement to the extent permitted by applicable law.
(c)In any arbitration conducted under this provision, each party will bear his, her or its own fees, expenses and costs associated with the arbitration, provided that, to the extent applicable law requires Choice to pay any of Employee’s portion of the fees, expenses and costs of the AAA and the arbitrator to make the arbitration agreement enforceable, Choice will pay or reimburse Employee for such fees, expenses and costs; and provided further, to the extent applicable law provides for the award of reasonable attorneys’ fees and costs to the prevailing party, the arbitrator may award such fees and costs.

(d)In the event any provision of this arbitration agreement is found to be unenforceable by an arbitrator or court, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision or deleted such that the enforceability of the remaining provisions remain unaffected. If the court or arbitrator declines to modify this arbitration agreement to render it enforceable, the parties agree to do so. This arbitration agreement shall be interpreted and construed under the Federal Arbitration Act and the Maryland Uniform Arbitration Act.
(e)By agreeing to arbitration, Choice and Employee do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. In any such judicial action: (a) each of the parties irrevocably and unconditionally consents to the exclusive jurisdiction and venue of the federal or state courts located in Montgomery County, Maryland (the “Maryland Courts”) for the purpose of any pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings, and to the non-exclusive jurisdiction of such courts for the enforcement of any judgment on any award; (b) each of the parties irrevocably waives, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Maryland Court.
13.Protected Rights. Employee further understands that this Agreement does not limit Employee’s ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Choice. Nothing in this Agreement prohibits or restricts Employee from exercising Employee’s rights under the National Labor Relations Act, including rights under Section 7 of that Act. Further, notwithstanding Employee’s confidentiality and nondisclosure obligations, Employee s hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
14.Section 409A.
(a)The payments and benefits to be provided to Employee pursuant to this Agreement are intended to comply with, or be exempt from, Section 409A and will be interpreted, administered and operated in a manner consistent with that intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, Choice makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall Choice be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
(b)For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(c)Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” within the meaning of Section 409A. Whether Employee has a separation from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.
(d)Notwithstanding any other provision of this Agreement to the contrary, if at the time of Employee’s separation from service, (i) Employee is a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by Choice from time to time), and (ii) Choice makes a good faith determination that an amount payable on account of such separation from service to Employee constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then Choice will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon Employee’s death, if earlier). To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, Employee shall pay the cost of such benefits during the Delay Period, and Choice shall reimburse Employee, to the extent that such costs would otherwise have been paid by Choice or to the extent that such benefits would otherwise have been provided by Choice at no cost to Employee, Choice’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by Choice in accordance with the procedures specified herein.
(e)(i) Any amount for which Employee is entitled to be reimbursed under this Agreement will be reimbursed to Employee as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (ii) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.
15.Miscellaneous.
(a)This Agreement contains the entire agreement of the parties, and supersedes all other agreements, discussions or understandings concerning the subject matter. It may be changed only by an agreement in writing signed by both parties.
(b)This Agreement shall be governed by the laws of the State of Maryland.
(c)No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.
CHOICE HOTELS INTERNATIONAL, INC.

By:____________________________________

Employee:
______________________________________
[Name]

EXHIBIT A
RELEASE AGREEMENT
This Release Agreement (“Release Agreement”) is made as of ___________, 20__ by _________________ ("Employee") in favor of Choice Hotels International, Inc. and its subsidiaries (collectively "Choice").
WHEREAS, Employee and Choice have previously entered into a Non-Competition, Non-Solicitation and Severance Benefit Agreement dated ____________________ (“Agreement”); and
WHEREAS, in consideration for certain covenants and benefits under the Agreement, Employee is obligated to execute this Release Agreement upon termination of employment;
NOW, THEREFORE, in consideration of the promises contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employee agrees to the following terms:
1.Last Day Worked. Employee’s employment terminated, or will terminate, on ___________, 20__ ("Termination Date"). Employee will return to Choice, no later than the close of business on the Termination Date, any Choice property, including original and copied computer hardware or software, credit cards, long distance telephone cards, and keys or passcards to Choice buildings, and all other property in Employee’s possession, custody or control.
2.Release. Employee agrees, in exchange for the benefits set forth in the Agreement, to irrevocably and unconditionally release Choice and its parents, subsidiaries and affiliated entities, and each of their respective officers, directors, shareholders, employees, agents, representatives, insurers, attorneys, employee welfare benefit plans and pension or deferred compensation plans under Section 401 of the Internal Revenue Code of 1954, as amended, and their trustees, administrators and other fiduciaries; and all persons acting by, through, under or in concert with them, and each of their predecessors, successors and assigns or any of them (collectively “Choice Releasees”), of and from any and all manner of action or actions, cause or causes of action, in law or equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, grievances, damages, loss, cost or expense, of any nature, known or unknown, fixed or contingent, which Employee now has or may later have against the Choice Releasees, or any one of them, by reason of any matter, cause, or thing from the beginning of time to the Effective Date of this Agreement, including without limitation those arising out of, based on, or relating to the hire, employment, termination, remuneration (including any severance, salary, bonus, incentive or other compensation; vacation sick leave or medical insurance benefits; or any benefits from any employee stock ownership, profit-sharing and/or any deferred compensation plan under Section 401 of the Internal Revenue Code of 1954 ("Claims"). The Claims that Employee is releasing include, but are not limited to, a release of any rights or claims Employee may have under:
a.the Age Discrimination in Employment Act, which prohibits age discrimination in employment;
b.Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex;
c.the Civil Rights Act of 1991;
d.the Equal Pay Act, which prohibits paying men and women unequal pay for equal work;
e.the Americans with Disabilities Act;
f.the Family and Medical Leave Act;
g.and any other federal, state or local laws or regulations prohibiting employment discrimination, harassment or retaliation.

Employee also releases any Claims for wrongful discharge or breach of contract, Claims for any personal injury or tort, Claims for any compensation, benefits, expenses, bonuses, or any other employee rights or benefits, Claims for employment or reinstatement, Claims for attorneys’ fees and costs, and all other Claims under any applicable statute, contract or other cause of action. This Agreement covers both Claims Employee knows about and those Employee may not know about. Employee assumes the risk of any and all unknown Claims which may exist at the time Employee signs this Agreement, and Employee agrees that this Agreement shall apply to any and all known and unknown Claims.
3.No Release of Rights Under Agreement. By signing this Release Agreement, Employee does not waive or release Employee’s right to enforce the Agreement. Employee does not release claims for or rights to earned compensation, vested benefits or indemnification under Choice’s bylaws.
4.Lawsuits. To the fullest extent permitted by law, Employee promises never to file a lawsuit, claim, complaint, charge, demand, administrative proceeding, agency action or any other legal proceeding (collectively “Lawsuit”) asserting any Claims that are released in this Agreement. Employee agrees to withdraw with prejudice all Lawsuits, if any, Employee has filed against any Choice Releasee asserting any Claims with any agency or court. Employee also waives the right to seek or receive any monetary benefits with respect to Lawsuits asserted by administrative agencies or other third parties on Employee’s behalf. Employee further agrees not to assist any other person in bringing any Lawsuit against any Choice Releasee, unless compelled to do so pursuant to a valid court order or subpoena. Except as permitted by Section 5 below, Employee agrees not to make any derogatory remarks or provide and disparaging information about any Choice Releasee. Employee agrees to reasonably assist Choice in any Lawsuit arising from circumstances that took place during Employee’s employment, to the extent reasonably necessary to protect Choice’s interests. Choice will reimburse Employee for all reasonable and necessary expenses Employee incurs in complying with the foregoing sentence, provided they are approved by Choice in writing prior to being incurred.
5.Protected Rights. Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Choice. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies. Further, notwithstanding Employee’s confidentiality and nondisclosure obligations, Employee s hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
6.No Admission. Employee agrees that this Release Agreement is not an admission of guilt or wrongdoing by the Choice Releasees, and Employee acknowledges that the Choice Releasees do not believe or admit that they have done anything wrong. Employee acknowledges that Employee has not suffered any wrongful treatment by any Choice Releasee.
7.Continuing Obligations. Employee acknowledges and reaffirms Employee’s continuing obligations to Choice pursuant to any agreement containing post-employment obligations (e.g., confidentiality, non-disclosure, inventions assignment, non-competition, non-solicitation, and/or non-disparagement obligations), which obligations remain in full force and effect.
8.Breach. If Employee breaches this Release Agreement and files a Lawsuit against any Choice Releasee on Claims that Employee released in this Release Agreement, Employee agrees to pay for all costs incurred by the Choice Releasee, including reasonable attorneys' fees, in defending against Employee’s Lawsuit. Employee further agrees not to assist any other person in bringing any Lawsuit against any Choice Releasee, unless compelled to do so pursuant to a valid subpoena or court order. If Employee breaches the promises in this Release Agreement, Choice may terminate all Severance Benefits under the Agreement that are still owed to Employee.
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9.Governing Law. This Agreement is governed by Maryland law, without regard to the principles of conflicts of laws. If a dispute arises under this Agreement, any Lawsuit must be brought exclusively in the courts for Montgomery County, Maryland. Employee and Choice voluntarily submit to the jurisdiction and venue of said court.
10.Binding. Employee agrees and acknowledges this Release Agreement binds Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Choice Releasees and their respective heirs, administrators, representatives, executors, successors, and assigns.
11.Severability. Any invalidity, in whole or in part, of any provision of this Release Agreement shall not affect the validity of any other of its provisions.
12.Period for Review and Consideration. Employee has 21 days from the date Employee receives this Release Agreement to review and consider this document before signing it. Employee may use as much of this 21 day period as Employee wishes before signing this Release Agreement. Choice advises Employee to consult with an attorney at Employee’s own expense before signing this Release Agreement; whether to do so is Employee’s decision. If Employee wishes to sign this Release Agreement and thereafter be eligible to receive the Severance Benefits under the Agreement, Employee must deliver one fully executed original of this Release Agreement, to Choice Hotels International, 915 Meeting Street, North Bethesda, Maryland 20852, Chief Human Resources Officer, no later than the close of business on the 21st day after Employee receives this Release Agreement. Employee’s failure to deliver timely the executed Release Agreement will nullify the Agreement, and Employee will not be entitled to receive the Severance Benefits.
13.Revocation of Release Agreement. Employee may revoke this Release Agreement within 7 days after signing it (not counting the date Employee signs) (the “Revocation Period”). If Employee wishes to revoke this Release Agreement after signing it, Employee must deliver a written notice of revocation to Choice Hotels International, 915 Meeting Street, North Bethesda, Maryland 20852, Attention: Chief Human Resources Officer. Choice must receive this revocation no later than the close of business on the 7th day after Employee signs this Release Agreement. If Employee revokes this Release Agreement, it shall not be effective or enforceable and Employee will not receive the Severance Benefits under the Agreement. This Agreement will not become effective or enforceable until such date that it is signed by both parties and the Revocation Period expires without Employee exercising Employee’s right of revocation (the “Effective Date”).
EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO REVIEW AND CONSIDER THIS RELEASE AGREEMENT WITH AN ATTORNEY, AND THAT EMPLOYEE HAS HAD SUFFICIENT TIME TO CONSIDER IT. AFTER SUCH CAREFUL CONSIDERATION, EMPLOYEE KNOWINGLY AND VOLUNTARILY ENTERS INTO THIS RELEASE AGREEMENT WITH FULL UNDERSTANDING OF ITS MEANING AND EFFECT.
Employee:
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